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                                                                   EXHIBIT 10.39

                                    FORM OF
                            SECURED PROMISSORY NOTE

$_______________                                                  _______ , 1997


     FOR VALUE RECEIVED, the undersigned ______________________________________
("Borrower") hereby promises to pay to the order of AFC Enterprises, Inc. ("Payee"), the principal sum of _______________________________________________
dollars ($______________________________) together with interest on so much of the unpaid balance of this Note as may be outstanding from time to time as set forth below. The principal balance of, and all accrued and unpaid interest on, this Promissory Note shall be payable in full by Borrower to Payee on ________________________________ (the "Maturity Date").

     The unpaid principal balance of this Note shall bear interest at the rate of six and one-quarter percent (6 1/4%) per annum and accrued interest shall be payable on the Maturity Date. Accrued interest on this Note shall be calculated on the basis of the actual days elapsed during a 365-day year.

     Payments of principal and interest on this Promissory Note shall be made at such place as Payee shall have designated in writing to Borrower, and shall be made in legal tender of the United States of America; provided, however, that
(x) upon the Maturity Date or (y) within 60 days following (i) an Initial Public Offering (as defined below) or (ii) a Change of Control (as defined below), Borrower may, at his or her option, substitute for legal tender shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), with a Fair Market Value (as defined below) equal to the amount of legal tender for which such shares of Common Stock are being substituted.

     For purposes of this Note, "Initial Public Offering" shall mean the Company's initial underwritten public offering of Common Stock registered under the Securities Act of 1933, as amended, on Form S-1, that results in gross proceeds to the Company in excess of $25 million from the sale of Common Stock. "Change of Control" shall mean the acquisition by any person or group (as defined in Section 13d of the Securities Act of 1934) of beneficial ownership of more than fifty percent (50%) of the Company's then outstanding shares of Common Stock. The "Fair Market Value" of a share of Common Stock shall be determined as follows: (i) prior to an Initial Public Offering, the board of directors of the Company (the "Board of Directors") shall act in good faith to determine the Fair Market Value of each share of Common Stock as of the date of transfer, which determination shall be final and binding, and (ii) upon the consummation of an Initial Public Offering, the Fair Market Value of each share of Common Stock shall be determined based on the average of the "Quoted Prices" (as defined below) of a share of Common Stock for the five consecutive business days prior to date of transfer. The "Quoted Price" of a share of Common Stock shall be the last reported sales price of the Common Stock as reported by NASDAQ ("NASDAQ"), or if the Common Stock is listed on a securities exchange, the last reported sales price of the Common Stock on such exchange (which shall be for consolidated trading if applicable to such exchange), or if the Common Stock is not so reported or listed, the average of the last reported bid and asked price of the Common Stock. If at any time the Common Stock is not listed on any exchange or NASDAQ, the Board of Directors shall determine such Fair Market
Value on the basis of the best available evidence, which determination shall be final and binding.
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     If the date set for any payment of principal or interest on this Promissory
Note is a Saturday, Sunday or legal holiday, then such payment shall be due on the next succeeding business day.

     Borrower has acquired certain shares (the "Shares") of the capital stock of Payee pursuant to the terms of that certain Stock Bonus Agreement dated as of April 11, 1996 (the "Bonus Agreement"). Payment of this Promissory Note shall be secured by the Shares as provided in that certain Stock Pledge Agreement of even date herewith by and between Payee and Borrower (the "Pledge Agreement").

     The principal balance of, and accrued and unpaid interest on, this Promissory Note may be prepaid at any time, in whole or in part, without premium or penalty. In addition, Borrower (or Permitted Transferees (as defined in the Bonus Agreement)) may not effect a Transfer (as defined in the Bonus Agreement) of Shares to anyone (other than a Permitted Transferee) without first paying to Payee an amount at least equal to the Net Proceeds (as defined below) of such Transfer. "Net Proceeds" shall mean the gross proceeds received upon a Transfer of Shares less the tax liability of the Borrower with respect to such Transfer, as such liability is determined by the Board of Directors, which determination shall be final and binding. Any prepayments on this Promissory Note shall be first applied to the payment of any accrued and unpaid interest and then to the unpaid balance of the principal amount.

     In the event Borrower shall commit a breach of or default under the Pledge Agreement, Payee may accelerate this Promissory Note and declare the entire unpaid principal amount of this Promissory Note and all accrued and unpaid interest hereon to be immediately due and payable and, thereupon, the unpaid principal amount and all such accrued and unpaid interest shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind (all of which are hereby expressly waived by Borrower). The failure of Payee to accelerate this Promissory Note shall not constitute a waiver of any of Payee's rights under this Promissory Note as long as Borrower's default under this Promissory Note or breach of or default under the Pledge Agreement continues.

     The provisions of this Promissory Note shall be governed by and construed in accordance with the laws of the State of Georgia without regard to the conflicts of law rules thereof. In the event that Payee is required to take any action to collect or otherwise enforce payment of this Promissory Note, Borrower agrees to pay such reasonable attorneys' fees, court costs and other expenses as Payee may incur as a result thereof, whether or not suit is commenced.

     Time is of the essence of this Note.

     In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Note exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Payee has charged or received interest hereunder in excess of the highest applicable rate, the Payee shall promptly refund such excess
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interest to the Borrower and such rate shall automatically be reduced to the maximum rate permitted by such law.

     All notices, requests, demands or other communications under this Promissory Note shall be delivered in accordance with the provisions of the Pledge Agreement to the address(es) set forth therein.

     IN WITNESS WHEREOF, this Promissory Note has been duly executed and delivered by Borrower on the date first above written.

                                   BORROWER:


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                                       (Name)
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